Exhibit 99.1

FOR IMMEDIATE RELEASE

GETTY REALTY CORP. ANNOUNCES THIRD QUARTER 2025 RESULTS

- Completes $237 Million of Year-to-Date Investment Activity -

- Increases 2025 Full Year Earnings Guidance -

NEW YORK, NY, October 22, 2025 — Getty Realty Corp. (NYSE: GTY) (“Getty” or the “Company”), a net lease REIT focused on convenience and automotive retail real estate, announced today its financial and operating results for the quarter ended September 30, 2025.

Third Quarter 2025 Highlights

•
Net earnings: $0.40 per share
•
Funds From Operations (“FFO”): $0.66 per share
•
Adjusted Funds From Operations (“AFFO”): $0.62 per share
•
Invested $56.3 million across 29 properties at an 8.0% initial cash yield, plus an additional $103.4 million at a 7.8% initial cash yield subsequent to quarter end
•
Committed investment pipeline of more than $75.0 million for the development and/or acquisition of 22 convenience and automotive retail properties, as of October 22, 2025

“Getty's third quarter performance reflects the consistent execution of our disciplined investment strategy and the reliability of rental income derived from convenience and automotive retail tenants,” stated Christopher J. Constant, Getty’s President & Chief Executive Officer. “We continue to experience positive momentum in the transactions markets, deploying $237 million at attractive yields year-to-date, and our portfolio metrics remain healthy, reflecting the stability of our owned assets. As we head into the end of the year, our increased 2025 earnings guidance, committed investment pipeline, and ample liquidity have us well-positioned to deliver continued growth and value creation for our shareholders.”

Net Earnings, FFO and AFFO

All per share amounts are presented on a fully diluted per common share basis, unless stated otherwise. FFO and AFFO are “Non-GAAP Financial Measures” which are defined and reconciled to net earnings at the end of this release.

($ in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net earnings	$23,348	$15,335	$52,148	$48,769
Net earnings per share	$0.40	$0.27	$0.89	$0.86

FFO	$38,697	$31,441	$98,193	$91,506
FFO per share	$0.66	$0.56	$1.70	$1.64

AFFO	$36,102	$33,161	$103,866	$96,762
AFFO per share	$0.62	$0.59	$1.80	$1.74

Select Financial Results

Revenues from Rental Properties

($ in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Rental income (a)	$53,477	$47,581	$155,384	$137,691
Tenant reimbursement income	1,682	2,913	4,205	8,739
Revenues from rental properties	$55,159	$50,494	$159,589	$146,430

(a)
Rental income includes base rental income, additional rental income, if any, and certain non-cash revenue recognition adjustments.

For the quarter ended September 30, 2025, base rental income grew 11.1% to $52.1 million, as compared to $46.9 million for the same period in 2024. For the nine months ended September 30, 2025, base rental income grew 11.3% to $151.7 million, as compared to $136.3 million for the same period in 2024.

The growth in base rental income was driven by incremental revenue from recently acquired properties, and contractual rent increases for in-place leases.

Interest (Income) on Notes and Mortgages Receivable

($ in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Interest on notes and mortgages receivable	$432	$973	$1,589	$3,945

The change in interest earned on notes and mortgages receivable in both periods was due to a net decrease in average notes and mortgages receivable outstanding as compared to the prior year period.

Property Costs

($ in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Property operating expenses	$2,251	$3,751	$6,361	$11,174
Leasing and redevelopment expenses	155	176	470	440
Property costs	$2,406	$3,927	$6,831	$11,614

The improvement in property operating expenses in both periods was primarily due to reductions in reimbursable real estate taxes and rent expense.

Other Expenses

($ in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Environmental expenses	$(3,356)	$305	$2,101	$138
General and administrative expenses	6,441	5,948	20,161	18,772
Impairments	647	675	2,271	2,467

The change in environmental expenses for the quarter ended September 30, 2025 was primarily due to a reduction in estimates related to unknown environmental liabilities. Specifically, the Company concluded that there was no material continued risk of having to satisfy contractual obligations relating to preexisting unknown environmental contamination at certain properties and, accordingly, removed $4.1 million of unknown reserve liabilities which had previously been accrued for these properties. The change in environmental expenses for the nine months ended September 30, 2025 was primarily due to the reduction in estimates related to unknown environmental liabilities and an increase in environmental litigation accruals. Environmental expenses vary from period to period and, accordingly, undue reliance should not be placed on the magnitude or the direction of changes in reported environmental expenses for any one period, or a comparison to prior periods.

The change in general and administrative expenses for the quarter ended September 30, 2025 was primarily due to higher employee related expenses and professional fees. The change in general and administrative expenses for the nine months ended September 30, 2025 was primarily due to higher employee related expenses, professional fees, and certain transaction related costs, partially offset by decreases in non-recurring retirement and severance costs.

Impairment charges result from (i) the accumulation of asset retirement costs at certain properties due to changes in estimated environmental liabilities, which increases the carrying values of these properties in excess of their fair values, and (ii) decreases in the carrying value of certain properties based on third-party indications of potential selling prices or reductions in estimated undiscounted cash flows expected to be received during the assumed holding period.

Portfolio Activities

Acquisitions and Development Funding

During the quarter ended September 30, 2025, the Company invested $56.3 million at an 8.0% initial cash yield, including:

•
The acquisition of 24 properties for $51.8 million, including 15 drive thru quick service restaurants (QSRs), five convenience stores, two express tunnel car washes, one auto service center, and one auto parts store.
•
Incremental development funding of $4.5 million for the construction of three express tunnel car washes and two auto service centers. As of September 30, 2025, the Company had advanced aggregate development funding of $15.9 million for the development of new-to-industry express tunnel car washes and auto service centers that are either owned by the Company and under construction by its tenants, or which the Company expects to acquire via sale-leaseback transactions at the end of the respective construction periods.

Subsequent to quarter end, the Company invested $103.4 million at a 7.8% initial cash yield, and year-to-date, has invested a total of $236.8 million at a 7.9% initial cash yield.

Investment Pipeline

As of October 22, 2025, the Company had a committed investment pipeline of more than $75.0 million for the development and/or acquisition of 22 convenience and automotive retail properties. The Company expects to fund the majority of this investment activity, which includes multiple transactions with seven different tenants, over the next 9-12 months. While the Company has fully executed agreements for each transaction, the timing and amount of each investment is dependent on its counterparties and the schedules under which they are able to complete development projects and certain business acquisitions for which the Company is providing sale leaseback financing.

Redevelopments

During the quarter ended September 30, 2025, rent commenced on a redevelopment property located in the Philadelphia metro area and leased to a Take 5 Oil Change franchisee under a long term, triple net lease.

As of September 30, 2025, the Company had signed leases for three redevelopment projects, including two sites under construction and one site pending recapture from its net lease portfolio. Other potential projects are in various stages of feasibility planning.

Dispositions

During the quarter ended September 30, 2025, the Company sold one property for gross proceeds of $1.8 million and recorded a gain of $0.3 million on the disposition. During the nine months ended September 30, 2025, the Company sold six properties for gross proceeds of $5.5 million and recorded a gain of $2.2 million on the dispositions.

Balance Sheet and Capital Markets

As of September 30, 2025, the Company had $940.0 million of total outstanding indebtedness consisting of (i) $750.0 million of senior unsecured notes with a weighted average interest rate of 4.1% and a weighted average maturity of 5.2 years, and (ii) $190.0 million outstanding on the Company’s unsecured revolving credit facility, of which $150.0 million bears interest at a fixed rate of 6.1%.

Equity Capital Markets

During the quarter ended September 30, 2025, the Company settled approximately 1.2 million shares of common stock for net proceeds of approximately $32.5 million, and entered into new forward sale agreements to sell approximately 1.0 million shares of common stock for anticipated gross proceeds of $29.0 million.

As of September 30, 2025, the Company had a total of approximately 3.7 million shares of common stock subject to outstanding forward equity agreements which, upon settlement, are anticipated to raise gross proceeds of approximately $113.1 million.

2025 Guidance

As a result of year-to-date investment activity, the Company is increasing its 2025 AFFO guidance to a range of $2.42 to $2.43 per diluted share from the prior range of $2.40 to $2.41 per diluted share. The Company’s outlook includes completed transaction activity as of the date of this release, but does not include assumptions for any prospective acquisitions, dispositions, or capital markets activities (including the settlement of outstanding forward sale agreements).

The guidance is based on current assumptions and is subject to risks and uncertainties more fully described in this press release and the Company’s periodic reports filed with the SEC.

AFFO per share is a non-GAAP financial measure. The Company does not provide a reconciliation of such forward-looking non-GAAP measure to the most directly comparable GAAP financial measure because doing so would require unreasonable efforts due to the nature of the adjustments, which rely on assumptions and estimates that are subject to significant change throughout the year, necessary to calculate the non-GAAP measure.

Webcast Information

Getty Realty Corp. will host a conference call and webcast on Thursday, October 23, 2025 at 8:30 a.m. EDT. To participate in the call, please dial 1-877-423-9813, or 1-201-689-8573 for international participants, ten minutes before the scheduled start. Participants may also access the call via live webcast by visiting the investors section of the Company's website at ir.gettyrealty.com.

If you cannot participate in the live event, a replay will be available on Thursday, October 23, 2025 beginning at 11:30 a.m. EDT through 11:59 p.m. EDT, Thursday, November 6, 2025. To access the replay, please dial 1-844-512-2921, or 1-412-317-6671 for international participants, and reference pass code 13755957.

About Getty Realty Corp.

Getty Realty Corp. is a publicly traded, net lease REIT specializing in the acquisition, financing and development of convenience, automotive and other single tenant retail real estate. As of September 30, 2025, the Company’s portfolio included 1,160 freestanding properties located in 44 states across the United States and Washington, D.C.

Non-GAAP Financial Measures

In addition to measurements defined by accounting principles generally accepted in the United States of America (“GAAP”), the Company also focuses on Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”) to measure its performance.

FFO and AFFO are generally considered by analysts and investors to be appropriate supplemental non-GAAP measures of the performance of REITs. FFO and AFFO are not in accordance with, or a substitute for, measures prepared in accordance with GAAP. In addition, FFO and AFFO are not based on any comprehensive set of accounting rules or principles. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity. These measures should only be used to evaluate the Company’s performance in conjunction with corresponding GAAP measures.

FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as GAAP net earnings before (i) depreciation and amortization of real estate assets, (ii) gains or losses on dispositions of real estate assets, (iii) impairment charges, and (iv) the cumulative effect of accounting changes.

The Company defines AFFO as FFO excluding (i) certain revenue recognition adjustments (defined below), (ii) certain environmental adjustments (defined below), (iii) stock-based compensation, (iv) amortization of debt issuance costs and (v) other non-cash and/or unusual items that are not reflective of the Company’s core operating performance.

Other REITs may use definitions of FFO and/or AFFO that are different than the Company’s and, accordingly, may not be comparable.

The Company believes that FFO and AFFO are helpful to analysts and investors in measuring the Company’s performance because both FFO and AFFO exclude various items included in GAAP net earnings that do not relate to, or are not indicative of, the core operating performance of the Company’s portfolio. Specifically, FFO excludes items such as depreciation and amortization of real estate assets, gains or losses on dispositions of real estate assets, and impairment charges. With respect to AFFO, the Company further excludes the impact of (i) deferred rental revenue (straight-line rent), the net amortization of above-market and below-market leases, adjustments recorded for the recognition of rental income from direct financing leases, and the amortization of deferred lease incentives (collectively, “Revenue Recognition Adjustments”), (ii) environmental accretion expenses, environmental litigation accruals, insurance reimbursements, legal settlements and judgments, and changes in environmental remediation estimates (collectively, “Environmental Adjustments”), (iii) stock-based compensation expense, (iv) amortization of debt issuance costs and (v) other items, which may include allowances for credit losses on notes and mortgages receivable and direct financing leases, losses on extinguishment of debt, retirement and severance costs, and other items that do not impact the Company’s recurring cash flow and which are not indicative of its core operating performance.

The Company pays particular attention to AFFO which it believes provides the most useful depiction of the core operating performance of its portfolio. By providing AFFO, the Company believes it is presenting information that assists analysts and investors in their assessment of the Company’s core operating performance, as well as the sustainability of its core operating performance with the sustainability of the core operating performance of other real estate companies. For a tabular reconciliation of FFO and AFFO to GAAP net earnings, see the table captioned “Reconciliation of Net Earnings to Funds From Operations and Adjusted Funds From Operations” included herein.

Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. When the words “believes,” “expects,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” “outlook” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Examples of forward-looking statements include, but are not limited to, those regarding the company’s 2024 AFFO per share guidance, those made by Mr. Constant, statements regarding the recapture and transfer of certain net lease retail properties, statements regarding the ability to obtain appropriate permits and approvals, and statements regarding AFFO as a measure best representing core operating performance and its utility in comparing the sustainability of the company’s core operating performance with the sustainability of the core operating performance of other REITs.

Information concerning factors that could cause the company’s actual results to differ materially from these forward-looking statements can be found elsewhere from this press release, including, without limitation, those statements in the company’s periodic reports filed with the securities and exchange commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect future events or circumstances or reflect the occurrence of unanticipated events.

-more-

GETTY REALTY CORP.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except per share amounts)

	September 30,	December 31,
	2025	2024
ASSETS:
Real Estate:
Land	$991,510	$943,800
Buildings and improvements	1,086,038	1,028,799
Lease intangible assets	188,118	171,129
Investment in direct financing leases, net	39,980	43,416
Construction in progress	76	96
Real estate held for use	2,305,722	2,187,240
Less accumulated depreciation and amortization	(389,900)	(350,626)
Real estate held for use, net	1,915,822	1,836,614
Real estate held for sale, net	8,146	243
Real estate, net	1,923,968	1,836,857
Notes and mortgages receivable, net	21,291	29,454
Cash and cash equivalents	5,190	9,484
Restricted cash	4,419	4,133
Deferred rent receivable	68,459	61,553
Accounts receivable	1,966	2,509
Right-of-use assets - operating	10,804	12,368
Right-of-use assets - finance	72	107
Prepaid expenses and other assets	19,706	17,215
Total assets	$2,055,875	$1,973,680
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Credit Facility	$190,000	$82,500
Term Loan, net	—	148,951
Senior Unsecured Notes, net	748,405	673,511
Environmental remediation obligations	16,469	20,942
Dividends payable	27,934	26,541
Lease liability - operating	11,960	13,612
Lease liability - finance	206	330
Accounts payable and accrued liabilities	48,544	45,210
Total liabilities	1,043,518	1,011,597
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value; 20,000,000 authorized; unissued	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 57,742,585 and 55,027,144 shares issued and outstanding, respectively	577	550
Accumulated other comprehensive income (loss)	(1,806)	(1,864)
Additional paid-in capital	1,168,611	1,088,390
Dividends paid in excess of earnings	(155,025)	(124,993)
Total stockholders’ equity	1,012,357	962,083
Total liabilities and stockholders’ equity	$2,055,875	$1,973,680

GETTY REALTY CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Revenues from rental properties	$55,159	$50,494	$159,589	$146,430
Interest on notes and mortgages receivable	432	973	1,589	3,945
Total revenues	55,591	51,467	161,178	150,375
Operating expenses:
Property costs	2,406	3,927	6,831	11,614
Impairments	647	675	2,271	2,467
Environmental	(3,356)	305	2,101	138
General and administrative	6,441	5,948	20,161	18,772
Depreciation and amortization	15,040	13,960	45,998	39,984
Total operating expenses	21,178	24,815	77,362	72,975
Gain on dispositions of real estate	338	(1,471)	2,224	(286)
Operating income	34,751	25,181	86,040	77,114
Other income, net	47	206	194	504
Interest expense	(11,450)	(10,052)	(34,086)	(28,849)
Net earnings	$23,348	$15,335	$52,148	$48,769

Basic net earnings per common share:	$0.40	$0.27	$0.89	$0.87
Diluted net earnings per common share:	$0.40	$0.27	$0.89	$0.86

Weighted average common shares outstanding:
Basic	56,693	54,249	55,767	54,064
Diluted	56,757	54,619	55,906	54,194

GETTY REALTY CORP.

RECONCILIATION OF NET EARNINGS TO

FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net earnings	$23,348	$15,335	$52,148	$48,769
Depreciation and amortization of real estate assets	15,040	13,960	45,998	39,984
Gains on dispositions of real estate	(338)	1,471	(2,224)	286
Impairments	647	675	2,271	2,467
Funds from operations (FFO)	38,697	31,441	98,193	91,506
Revenue recognition adjustments
Deferred rental revenue (straight-line rent)	(2,557)	(1,484)	(6,906)	(4,801)
Amortization of above and below market leases, net	(85)	(134)	(253)	(356)
Amortization of investments in direct financing leases	1,190	1,239	3,436	4,519
Amortization of lease incentives	236	158	644	93
Total revenue recognition adjustments	(1,216)	(221)	(3,079)	(545)
Environmental Adjustments
Accretion expense	74	91	238	299
Changes in environmental estimates	(4,155)	(68)	(4,382)	(823)
Environmental litigation accruals	550	—	5,616	—
Insurance reimbursements	—	—	(43)	(65)
Legal settlements and judgments	—	—	—	(41)
Total environmental adjustments	(3,531)	23	1,429	(630)
Other Adjustments
Stock-based compensation expense	1,789	1,561	5,192	4,491
Amortization of debt issuance costs	363	563	2,131	1,690
Allowance for credit loss on notes and mortgages receivable and direct financing leases	—	(206)	—	(206)
Retirement and severance costs	—	—	—	456
Total other adjustments	2,152	1,918	7,323	6,431
Adjusted Funds from operations (AFFO)	$36,102	$33,161	$103,866	$96,762

Basic per share amounts:
Net earnings	$0.40	$0.27	$0.89	$0.87
FFO (a)	0.66	0.56	1.71	1.65
AFFO (a)	0.62	0.60	1.81	1.74
Diluted per share amounts:
Net earnings	$0.40	$0.27	$0.89	$0.86
FFO (a)	0.66	0.56	1.70	1.64
AFFO (a)	0.62	0.59	1.80	1.74
Weighted average common shares outstanding:
Basic	56,693	54,249	55,767	54,064
Diluted	56,757	54,619	55,906	54,194

(a)
Dividends paid and undistributed earnings allocated, if any, to unvested restricted stockholders are deducted from FFO and AFFO for the computation of the per share amounts. The following amounts were deducted:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
FFO	$1,121	$832	$2,891	$2,431
AFFO	1,046	878	3,058	2,570

Contacts:	Brian Dickman	Investor Relations
	Chief Financial Officer	(646) 349-0598
	(646) 349-6000	ir@gettyrealty.com